NEWS RELEASE

BIOFUEL APPOINTS NEW AUDITOR

DENVER, COLORADO – SEPTEMBER 11, 2007 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF), today announced the appointment of Grant Thornton LLP as the Company’s new auditor.  The appointment of Grant Thornton, an independent registered public accounting firm, was approved by the Company’s Audit Committee following the evaluation of audit proposals from several public accounting firms and was also approved by the Company’s lenders.

BioFuel Energy is a development stage company currently engaged in the construction of two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	David J. Kornder	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
dkornder@bfenergy.com

1801 Broadway, Suite 1060• Denver, CO • 303.592.8110 •  www.bfenergy.com